EXHIBIT 99.1

Shengkai Innovations Reports Second Quarter FY 2011 Results

-- Revenue up 78% Y-O-Y, Gross Profit up 80% Y-O-Y, Gross Margin of 59%

-- Net Income of $14.9 million or Diluted EPS $0.42

-- Teleconference to be held today at 8 a.m. ET

TIANJIN, China, Feb. 11, 2011 (GLOBE NEWSWIRE) -- Shengkai Innovations, Inc. (Nasdaq:VALV) (the "Company"), a leading ceramic valve manufacturer in the People's Republic of China (the "PRC"), today announced its financial results for the fiscal year 2011 second quarter and six months ended December 31, 2010.

FY2011 Q2 Financial Highlights and Recent Developments

  Revenues increased 78.4% year-over-year to approximately $22.4 million;
  Revenues from the electric power segment increased 84.5% year-over-year to approximately $16.0 million;
  Revenues from the petrochemical and chemical segment increased 71.4% year-over-year to approximately $5.3 million;
  Gross profit increased 79.6% year-over-year to approximately $13.3 million with a 59.2% gross margin;
  Net income was approximately $14.9 million, or $0.42 earnings per diluted share, compared to a net loss of approximately $22.2 million, or $0.98 loss per share, in the second quarter of FY2010;
  Non-GAAP net income was approximately $8.5 million, or $0.24 non-GAAP earnings per share after adjusting for non-cash items including stock compensation expense, share-based compensation, and gain resulting from changes in the fair value of instruments; and
  Quarterly ceramic valves output achieved 5,350 sets compared with 3,498 sets a year ago.

FY2011 Six Month Financial Highlights

  Revenues increased 67.2% year-over-year to approximately $39.5 million;
  Revenues from the electric power segment increased 65.4% year-over-year to approximately $27.2 million;
  Revenues from the petrochemical and chemical segment increased 82.1% year-over-year to approximately $10.6 million;
  Gross profit increased 63.8% year-over-year to approximately $23.2 million with a 58.7% gross margin;
  Net income was approximately $41.8 million, or $1.18 earnings per diluted share, compared to a net loss of approximately $25.0 million, or $1.12 loss per share, in the second quarter of FY2010; and
  Non-GAAP net income was approximately $14.7 million, or $0.42 non-GAAP earnings per share, after adjusting for non-cash items including stock compensation expense, share-based compensation, and gain resulting from changes in the fair value of instruments.

Mr. Chen Wang, Chairman and Chief Executive Officer of Shengkai Innovations commented, "We are very encouraged by continued significant revenue growth in all three of our business segments and rising profitability at the same time. After the inauguration of our new facility in September, we have already successfully reached full capacity for the single month of December. However, this is just the beginning of our next phase of rapid growth. As the market is embracing new materials with superior performance over traditional metal products, we may continue to see robust demand from electric power, petrochemical and coal chemical sectors. In particular, as China's industrial and urban development continues in the Central and Western regions, demand for our ceramic valves from the petrochemical sector may become one of our fastest growing areas."

Second Quarter FY2011 Results

Revenues in the second quarter of fiscal year 2011 increased 78.4% year-over-year to approximately $22.4 million from approximately $12.5 million for the same quarter of fiscal year 2010. The increase was due to across the board double digit business growth from customers in the electric power industry, petrochemical and chemical industries, and other industries.

Revenues from the electric power industry increased 84.5% year-over-year to approximately $16.0 million from approximately $8.6 million for the comparable quarter in fiscal year 2010. The increase was primarily attributable to the broadening of the Company's customer base and increased orders from existing customers. Approximately 15% of revenues from the electric power industry for the three-month period were generated from new customer accounts.

Revenues from the petrochemical and chemical industry increased 71.4% to approximately $5.3 million from approximately $3.1 million for the comparable period in fiscal year 2010. The increase was primarily attributable to the increased acceptance of the Company's proprietary ceramic valve products among customers in the petrochemical and chemical industry. Approximately 24% of revenues from the petrochemical and chemical industry were generated from new customer accounts.

Revenues from other industries, including the aluminum and metallurgy industries, increased 38.6% to approximately $1.1 million from approximately $0.8 million for the comparable period in fiscal year 2010.

Gross profit in the second quarter of fiscal year 2011 increased 79.6% to approximately $13.3 million from approximately $7.4 million for the comparable period in fiscal year 2010. This increase was primarily attributable to the revenue growth which outpaced cost of sales. Gross margin was 59.2%, up from 58.8% for the comparable period in fiscal year 2010. The increase in gross margin was due to different product mix sold during respective periods that is not representative of any predictable pattern. The average gross margin for the Company's ceramic valve products has remained relatively stable.

Selling expenses in the second quarter of fiscal year 2011 were approximately $2.0 million compared with approximately $1.1 million for the comparable period in fiscal year 2010. Commissions paid to agents for introducing new sales increased proportionally with the overall growth in sales and registered approximately $1.8 million compared with approximately $1.0 million for the comparable period in fiscal year 2010. Selling expenses as a percentage of quarterly sales was 8.9%, in line with the comparable period in fiscal year 2010.

General and administrative ("G&A") expenses in the second quarter of fiscal year 2011 were approximately $2.4 million, a decrease of $9.3 million from approximately $11.7 million for the comparable period in fiscal year 2010. The decrease was primarily attributable to the inclusion of a performance-based, non-cash stock compensation expense of approximately $10.9 million for the three months ended December 31, 2009. Such stock compensation expense resulted from the return of shares of common stock to the Company's chief executive officer and principal shareholder, because the Company's financial performance exceeded thresholds for the fiscal years ended June 30, 2009 and 2008, pursuant to the Securities Escrow Agreements in the June 2008 and July 2008 Financings and amendments thereto. Additionally, G&A expenses for the three months ended December 31, 2010 also included a non-cash, share-based compensation charge of approximately $1.2 million.

Excluding the above-mentioned non-cash items of stock compensation expense and share-based compensation, G&A expenses for the second quarter of fiscal year 2011 were approximately $1.2 million compared with approximately $0.8 million for the comparable period of fiscal year 2010. The increase was attributable to the increase in cash compensation to independent directors and management staff due to new appointments and hiring, as well as to expenses for U.S. capital market-related activities.

Total operating expenses in the second quarter of fiscal year 2011 were approximately $4.4 million compared with approximately $12.8 million for the comparable period in fiscal year 2010. The decline was primarily attributable to the nonrecurring stock compensation expense of approximately $10.9 million.

Operating income in the second quarter of fiscal year 2011 was approximately $8.8 million compared with a loss of approximately $5.4 million for the comparable period in fiscal year 2010.

Excluding the above-mentioned non-cash items of stock compensation expense and share-based compensation, non-GAAP operating income was approximately $10.0 million, up 82.2% from approximately $5.5 million for the comparable period in FY2010.

Provision for income taxes in the second quarter of fiscal year 2011 was approximately $1.6 million compared with approximately $1.4 million for the comparable period in fiscal year 2010. The disproportionally smaller increase in provision for income taxes was attributable to the new preferential 15% income tax rate starting from January 1, 2010 through December 31, 2011, and the Company will receive a 10% refund for the income taxes paid at the standard 25% tax rate for calendar year 2009. The applicable income tax rate was 25% for the comparable period in FY2010.

Net income in the second quarter of fiscal year 2011 was approximately $14.9 million compared with a net loss of approximately $22.2 million for the comparable quarter of fiscal year 2010. Based on a substantially greater weighted average number of shares, diluted earnings per share were $0.42 for the quarter ended December 31, 2010 compared to a loss per share of $0.98 for the quarter ended December 31, 2009.

Excluding the non-cash items of stock compensation expense, share-based compensation and changes in fair value of instruments, non-GAAP net income for the second quarter of fiscal year 2011 was approximately $8.5 million compared with a non-GAAP net income of $4.1 million for the same quarter in fiscal year 2010. Based on a substantially greater weighted average number of shares, non-GAAP earnings for the quarter ended December 31, 2010 were $0.24 per diluted share, compared to non-GAAP earnings of $0.13 per diluted share, for the quarter ended December 31, 2009.

Six Month Results

Total net revenues for the six months of fiscal year 2011 increased 67.2% to approximately $39.5 million from approximately $23.7 million for the comparable period in fiscal year 2010. The increase in revenue was due to expanded sales with both existing customers and new customers across all three segments of the Company's business. The electric power, petrochemical and chemical, and other industries each contributed 68.7%, 26.8% and 4.5%, respectively, of total sales revenue during the six months ended December 31, 2010. Specifically, revenues from the electric power industry increased 65.4% year-over-year to approximately $27.2 million. Revenues from the petrochemical and chemical industries increased 82.1% year-over-year to approximately $10.6 million. Revenues from other industries, including the aluminum and metallurgy industries, increased 27% year-over-year to approximately $1.8 million.

Gross profit for the first six months of 2011 increased 63.8% to approximately $23.2 million from approximately $14.2 million for the same period in fiscal year 2010. Gross margin was 58.7% compared with 59.9% in the comparable period in fiscal year 2010. The lower gross margin was mainly attributable to approximately $1 million in sales of lower-margined ceramic valve components during the first quarter of fiscal year 2011. This order for ceramic valve components was made together with an order for ceramic valves as a package and is not expected to recur on a regular basis in future.

Net income for the first six months of fiscal year 2011 was approximately $41.8 million, or diluted earnings per share of $1.18, compared with a net loss of approximately $25.0 million, or diluted net loss per share of $1.12 during the first six months of fiscal year 2010. Excluding non-cash items of stock compensation expense, share-based compensation and change in fair value of instruments, non-GAAP net income for the first six months of fiscal year 2011 was approximately $14.7 million compared with a non-GAAP net income of approximately $8.2 million for the comparable period in fiscal year 2010. Based on a substantially greater weighted average number of shares, non-GAAP diluted earnings for the six months ended December 31, 2010 were $0.42 per diluted share, compared to non-GAAP earnings of $0.26 per diluted share for the comparable period in fiscal year 2010.

GAAP to Non-GAAP Reconciliation Table (Unaudited)
(in U.S. Dollars)
	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009
GAAP Net Income	$14,864,300	(22,157,572)	$41,809,385	(25,012,048)
Add back/(Subtract):
Stock compensation expense – escrowed shares	--	10,943,723	--	10,943,723
Stock-based compensation – employee options	1,200,697	--	2,233,261	--
Changes in fair value of instruments	(7,602,384)	15,358,928	(29,307,135)	22,261,851
Non-GAAP Net Income	$8,462,613	4,145,079	$14,735,511	8,193,526
GAAP Earnings (loss) per share (diluted)	$0.42	(0.98)	$1.18	(1.12)
Non-GAAP Earnings per share (diluted)	$0.24	0.13	$0.42	0.26

Recent Developments

At the end of calendar year 2010, the Company received two new approved patents for ceramic ball valve and high pressure ceramic flat gate valve from the State Intellectual Property Office (SIPO) of China and filed 8 additional applications. As of December 2010, Shengkai possessed 24 Chinese patents in total with 10 applications pending approval.

During the three months ended December 31, 2010, the Company completed secondary public offering with total proceeds of approximately $17.5 million, net of all offering costs. The total number of common shares issued was 3,515,446 shares.

Financial Condition

As of December 31, 2010, the Company had cash and cash equivalents of approximately $42.1 million and trade receivables of approximately $11.7 million as compared to approximately $6.5 million as of June 30, 2010. Increase in trade receivables were proportional to increase in the overall sales. Total current liabilities as of December 31, 2010 were approximately $10.7 million, compared with approximately $9.1 million as of June 30, 2010. Additionally, the Company has no short- or long-term debts.

Net cash flow provided by operating activities increased to approximately $10.1 million for the six months ended December 31, 2010, from approximately $9.6 million for the comparable period in FY2010, primarily attributable to the higher net income, in spite of larger working capital used between the two comparable periods in fiscal 2011 and fiscal 2010. In the six months ended December 31, 2010, the Company made payments in total of approximately $8.0 million under the executed contracts for the new facility. As of December 31, 2010, total outstanding payments related to the new facility were approximately $5.6 million, which are expected to be substantially settled by the end of March 2011, with certain amount to be held from payment as warranty deposit for approximately one year.

Business Outlook

The Company reiterates its guidance for the fiscal year ended June 30, 2011 with revenues expected to range between $93 million and $95 million. Non-GAAP net income, which excludes the non-cash change in the fair value of instruments and share-based compensation costs, is expected to be between $30.0 million and $32.0 million, representing year-over-year growth of 72% - 75% and 53% - 64% on revenues and non-GAAP net income, respectively. These targets are based upon the Company's current views on operating and market conditions, which are subject to change. The Company will periodically update this guidance.

Teleconference

The Company will host a conference call, to be simultaneously webcast, on Friday, February 11th, 2011 at 8:00 a.m. Eastern Time / 9:00 p.m. Beijing Time. Interested parties may participate in the conference call by dialing 10-800-140-0924 (China), 1-877-393-9085 (U.S.) approximately five minutes before the call start time. A live webcast of the conference call will be available at http://tinyurl.com/FY11Q2-Conference-Call. The webcast passcode is 42247228. Investors will be able to access the audio replay of the conference call shortly after the conclusion of conference call until midnight ET on February 18, 2011 by calling (800) 642-1687 (U.S.) or (706) 645-9291 (International) and entering Conference ID: 42247228.

Non GAAP Financial Measures

To supplement the Company's consolidated financial statements for the three months and six months ended December 30, 2010 and 2009 presented on a GAAP basis, the Company provided non-GAAP financial information in this release that excludes the impact of non-cash charges of i) share-based compensation costs related to the stock options granted to independent directors and management staff, and ii) changes in the fair value of instruments as a result of adoption on July 1, 2009 of FASB ASC Topic 815, "Derivative and Hedging" ("ASC 815"). The Company's management believes that these non-GAAP measures, namely non-GAAP operating and net income and non-GAAP diluted earnings per share, provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies. Management believes that these non-GAAP financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes that these non-GAAP measures reflect the essential operating activities of the Company. In addition, the provision of these non-GAAP measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded.

About Shengkai Innovations, Inc.

Shengkai Innovations is primarily engaged in the design, manufacture and sale of ceramic valves, high-tech ceramic materials and the provision of technical consultation and related services. The Company's industrial valve products are used by companies in the electric power, petrochemical and chemical, metallurgy and other industries as high-performance, more durable alternatives to traditional metal valves. The Company was founded in 1994 and is headquartered in Tianjin, the PRC.

The Company is one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics and is able to produce large-sized ceramic valves with calibers of 6" (150mm) or more. The Company's product portfolio includes a broad range of valves that are sold throughout the PRC, to Europe, North America, United Arab Emirates, and other countries in the Asia-Pacific region. The Company has over 400 customers, and is the only ceramic valve supplier qualified to supply SINOPEC. The Company also became a member of the PetroChina supply network in 2006.

Safe Harbor Statements

Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the effect of political, economic, and market conditions and geopolitical events, legislative and regulatory changes, the Company's ability to expand and upgrade its production capacity, the actions and initiatives of current and potential competitors, and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS AT DECEMBER 31, 2010 AND JUNE 30, 2010
(Stated in US Dollars) (Unaudited)

	December 31, 2010	June 30, 2010
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$ 42,127,337	$ 20,995,182
Restricted cash	1,109,102	1,849,958
Trade receivables	11,653,597	6,490,110
Notes receivable	--	73,437
Other receivables	1,619,988	325,183
Advances to suppliers	149,300	408,110
Inventories	3,662,203	2,556,166
Total current assets	60,321,527	32,698,146
Plant and equipment, net	10,665,450	6,120,056
Construction in progress	32,761,603	25,185,643
Land use rights, net	2,506,279	2,480,929
Other intangible assets, net	5,715,663	6,001,411
Advances to suppliers for purchase of equipment and construction	9,032,480	12,119,764
TOTAL ASSETS	121,003,002	84,605,949

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes payable	1,559,358	2,652,095
Accounts payable	5,502,000	2,848,600
Advances from customers	560,607	1,256,777
Other payables and accrued expenses	1,505,135	1,265,198
Income tax payable	1,581,878	1,061,783
Total current liabilities	10,708,978	9,084,453
Warrant liabilities	20,816,645	37,424,035
Preferred (conversion option) liabilities	28,397,285	40,378,640
TOTAL LIABILITIES	$ 59,922,908	$ 86,887,128

Commitments and contingencies	$--	$--

STOCKHOLDERS' EQUITY
Preferred Stock – $0.001 par value 15,000,000 share authorized; 6,987,368 and 6,987,368 issued and outstanding as of December 31, 2010 and June 30, 2010 respectively.	$ 6,987	$ 6,987
Common stock -- $0.001 par value 100,000,000 shares authorized; 26,706,611 and 23,191,165 shares issued and outstanding as of December 31, 2010 and June 30, 2010 respectively.	26,707	23,192
Additional paid-in capital	53,237,349	34,259,304
Statutory reserves	11,196,604	7,081,706
Accumulated loss	(8,991,784)	(46,686,271)
Accumulated other comprehensive income	5,604,231	3,033,903
TOTAL STOCKHOLDER'S EQUITY	61,080,094	(2,281,179)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 121,003,002	$ 84,605,949

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Stated in US Dollars) (Unaudited)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2010	2009	2010	2009

Revenues	$22,372,827	$12,541,851	$39,547,343	$23,652,020
Cost of sales	(9,121,882)	(5,161,926)	(16,342,310)	(9,482,017)
Gross profit	13,250,945	7,379,925	23,205,033	14,170,003
Operating expenses:
Selling expenses	(1,986,395)	(1,116,378)	(3,588,967)	(2,117,990)
General and administrative expenses	(2,448,367)	(11,710,845)	(4,510,013)	(12,458,573)
Total operating expenses	(4,434,762)	(12,827,223)	(8,098,980)	(14,576,563)
Income (loss) from operations	8,816,183	(5,447,298)	15,106,053	(406,560)
Other (loss) income, net	(376)	15,595	57,595	15,595
Interest income, net	14,885	20,799	33,629	308,511
Changes in fair value of instruments - gain/(loss)	7,602,384	(15,358,928)	29,307,135	(22,261,851)
Income (loss) before income taxes	16,433,076	(20,769,832)	44,504,412	(22,344,305)
Income taxes	(1,568,776)	(1,387,740)	(2,695,027)	(2,667,743)
Net income (loss)	14,864,300	(22,157,572)	41,809,385	(25,012,048)
Foreign currency translation adjustment	1,254,302	(10,437)	2,570,328	49,666
Comprehensive income (loss)	$16,118,602	$(22,168,009)	$44,379,713	$(24,962,382)

Basic earnings (loss) per share	$0.61	$(0.98)	$1.76	$(1.12)

Diluted earnings (loss) per share	$0.42	$(0.98)	$1.18	$(1.12)

Basic weighted average shares outstanding	24,294,785	22,572,742	23,739,960	22,382,719

Diluted weighted average shares outstanding	35,579,888	22,572,742	35,454,103	22,382,719

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in US Dollars) (Unaudited)

	For the Six Months Ended December 31,
	2010	2009
Cash flows from operating activities
Net income (loss)	$ 41,809,385	$ (25,012,048)
Depreciation	361,584	209,176
Amortization	506,685	458,345
Gain on disposal of plant and equipment	(3,320)	--
Changes in fair value of instruments – (gain)/loss	(29,307,135)	22,261,851
Share-based compensation - employee options	2,233,261	--
Stock compensation expense - escrowed shares	--	10,943,723
Changes in operating assets and liabilities:
(Increase) decrease in assets:
Trade receivables	(4,893,834)	(2,491,947)
Notes receivable	73,743	277,836
Other receivables	(1,198,389)	177,366
Advances to suppliers	195,777	(550,935)
Inventories	(1,032,384)	4,987
Increase (decrease) in liabilities:
Notes payable	(1,164,962)	1,293,051
Accounts payable	2,570,463	849,169
Advances from customers	(718,498)	1,042,491
Other payables and accrued expenses	206,610	235,837
Income tax payable	483,425	(85,454)
Net cash provided by operating activities	10,122,411	9,613,448

Cash flows from investing activities
Sales proceeds of plant and equipment	517	--
Purchase of property, plant and equipment	(54,430)	(7,453,817)
Payment of construction in progress	(6,692,941)	--
Advance to suppliers for purchase of equipment and construction	(1,216,447)	--
Purchase of intangible assets	(1,966)	--
Increase (decrease) in restricted cash	793,205	(4,017,931)
Net cash used in investing activities	$ (7,172,062)	$ (11,471,748)
CONTACT: Shengkai Innovations, Inc.
         David Ming He, CFO
         +86-22-5883-8509
         ir@shengkai.com
         http://www.shengkaiinnovations.com

         Grayling
         Shiwei Yin
         +1 646-284-9474
         shiwei.yin@grayling.com